FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Rutland Square Trust II

Fund Name	Strategic Advisers Growth Multi-Manager Fund
Date of Offering	12/11/2014
Purchase Date	12/11/2014
Settlement Date	12/16/2014
Security Name	Lendingclub Corp.
CUSIP	52603A109
Offering Price (per share/par, USD$)	$15.00
Purchase Price (per share/par, USD$)	$15.00
Shares/Par Purchased	725
Compensation Paid to Underwriters (USD$)	$0.8625
Total Paid by Fund (including fees, USD$)	$10,875.00
Class Size	58,000,000
Allocation to Fund (as % of Class)	0.0013%
Affiliated Underwriter	Morgan Stanley
Underwriter Purchased From:	Goldman Sachs & Co.
Underwriting Members: (1)	Morgan Stanley
Underwriting Members: (2)	Goldman Sachs & Co.
Underwriting Members: (3)	Credit Suisse Securities LLC
Underwriting Members: (4)	Citigroup Global Markets Inc.
Underwriting Members: (5)	Allen & Company LLC
Underwriting Members: (6)	Stifel, Nicolaus & Company, Incorporated
Underwriting Members: (7)	BMO Capital Markets Corp.
Underwriting Members: (8)	William Blair & Company, LLC
Underwriting Members: (9)	Wells Fargo Securities, LLC
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Underwriting Members: (25)